Unlocking the value of mRNA™ ® INVESTOR PRESENTATION JULY 2017 NASDAQ: PZRX Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 218872

.. FORWARD - LOOKING STATEMENTS This presentation contains forward - looking statements which are based on current expectations, estimates and projections. Statements that are not historical facts are forward - looking statements and typically are identified by words like “may”, “believe”, “anticipate”, “could”, “should”, “estimate”, “expect”, “intend”, “plan”, “project”, “will”, “forecast”, “budget”, “pro forma”, and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Although we believe that such statements are based on reasonable assumptions, these forward - looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward - looking statements. We caution you that any forward - looking statement reflects only our belief at the time the statement is made. Accordingly, the Company’s actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update any forward - looking statements, whether as a result of new information, future events or otherwise. 2

.. FREE WRITING PROSPECTUS This presentation highlights basic information about PhaseRx , Inc. and the offering. PhaseRx , Inc. has filed a registration statement on Form S - 1 (Registration No. 333 - 218872) (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about PhaseRx , Inc. and this offering. The preliminary prospectus dated June 21, 2017, and subsequent amendments are available at the SEC website. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, PhaseRx , Inc. or any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, New York 10022, via e - mail at placements@hcwco.com or via telephone at (212) 356 - 0530. 3

.. CONTENTS • Investment Summary • Unmet Medical Need and Our Solution • PRX - OTC Development • Market Opportunity • Platform and Corporate Development • Corporate Information • Backup Slides 4

.. INVESTMENT SUMMARY - NASDAQ:PZRX • mRNA drugs for life - threatening inherited liver diseases in children • C linical POC with an approvable endpoint expected next year 5 Focus • Enzyme replacement therapy, or ERT ( Genzyme/ BioMarin ) that is effective inside the diseased cell: i - ERT • Proprietary technology delivers mRNA which re - programs the liver cells to make the missing enzyme • Lead product is PRX - OTC to treat Orthinine Transcarbamylase Deficiency (OTCD): high blood ammonia causes cumulative and permanent brain damage, coma and death • 100 % disease correction in well - accepted preclinical model • Platform can be utilized to generate multiple i - ERT rare disease therapies, which PhaseRx can develop on its own or partner Opportunity Products

.. UNMET MEDICAL NEED AND OUR SOLUTION 6

OTCD IS A SIGNIFICANT MARKET OPPORTUNITY

- Ornithine Transcarbamylase Deficiency (OTCD) causes high blood ammonia that can result in to ***cumulative and permanent*** brain damage, coma and death
- Current ammonia scavenger therapy (e.g., Ravicti) does not correct the disease – patients still have crises
- PRX-OTC therapy is expected to correct the disease and be a $600M worldwide market opportunity
- With the expected improvement in survival, OTCD market is projected to grow to $930M by 10 years post-launch
- 80% of patients present before age 12 – meeting one of key requirements for rare pediatric disease priority review voucher

Projected OTCD Market Opportunity



Existing Market
$600M
$170M
$203M
$222M
US EU ROW
New Patient Market
$330M
$95M
$115M
$122M
US EU ROW
Total Future WW Market
$930M
$265M
$318M
$344M
US EU ROW

Source: PhaseRx market research based on the number of OTC patients on OTC therapeutics in the US and the relative size of the US and addressable world market population

PhaseRx
Unlocking the value of mRNA

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PRX-OTC HAS A COMPELLING VALUE PROPOSITION

	PRX-OTC GOAL (*Enzyme Replacement*)	RAVICTI (*Ammonia Scavenger*)
Target Patients	• OTCD patients from birth	• OTCD patients > 2 mo
Dosing	• Weekly or every other weekly IV infusion	• Oral: three times daily
Mechanism	• Replace OTC enzyme to correct the disease	• Ammonia "sponge"
Disease Management and Impact	• Superior ammonia control • No toxic ammonia crises • No continued neurologic impairment • No dietary restriction	• Sub-optimal ammonia control[1] • Hyperammonemic crises still occur[2] • Lifelong, unpalatable protein-restricted diet with amino acid supplementation

[1]*Lee et al 2010 Mol Genet Metab. 100(3):221-8*
[2]*Berry et al 2014 Mol Genet Metab. 112(1): 17-24*

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.. UCD s CAUSE CUMULATIVE, PERMANENT BRAIN DAMAGE 9 • Single gene defects resulting in inability to metabolize ammonia • High blood ammonia leads to cumulative and permanent brain damage, coma and death • Liver transplant is the only corrective therapy • The only available drug treatment is the ammonia scavengers, which do not correct the disease • Lead Product is PRX - OTC to treat Ornithine Transcarbamylase (OTC) Deficiency (OTCD) • Goal is to deliver mRNA encoding the missing protein, thereby correcting the disease • Lowering of blood ammonia is an approvable endpoint in the UCDs Urea Cycle Disorders (UCDs) Source: Summar et al., 2008 Acta Paediatr. 97:1420 - 25; Enns et al., 2007 NEJM 356: 2282 - 92

.. F ormulation administered by infusion Polymer mediates mRNA delivery into cell HYBRID m RNA TECHNOLOGY™ 10 Hybrid mRNA Technology GalNAc - Targeted Polymer Provides Delivery to Cytoplasm Inert LNP Provides mRNA Protection and Delivery to Liver Hybrid mRNA Technology ™: Highly Effective mRNA Delivery Advantages: • Actively targets synthesis to the hepatocytes • High levels of expression and activity • Enables repeat mRNA dosing regimens • Well - tolerated in multiple species

.. PRX - OTC MAKES ABUNDANT OTC ENZYME 11 • PRX - OTC makes OTC protein out to ≥ day 10 post - dose by Western blot • PRX - OTC treatment results in a ≈ 100 % increase in OTC enzyme activity at day 10 post - dose Treatment With PRX - OTC Results in High Levels of OTC Enzyme for >10 days in Normal Mice 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Buffer 48 h Day 4 OTC Ab HSP90 Day 8 Day 10 Days Post - Dose 1 OTC Enzyme Assay Described in Wang et. al. (2012 Mol. Genetics Metabol . 105: 203 ) 50 100 150 200 250 Buffer hOTC mRNA % of Wild - Type OTC Enzyme Activity 1 at Day 10 Post - Dose

.. PRX - OTC FULLY CORRECTS DISEASE IN OTCD MICE 12 • PRX - OTC normalizes blood ammonia levels in OTC spf - ash OTCD mice • PRX - OTC completely rescues mice from toxic effects of ammonia: 100% survival PRX - OTC Treatment Normalizes Blood Ammonia and Rescues 100 % of Mice in Well - Accepted Mouse Model of OTCD 0 50 100 150 200 250 300 350 Buffer OTC mRNA Normal Mice Hyperammonemia Induced spf-ash Mice Plasma Ammonia (µM) Day 14 Day 21 0 5 10 15 20 25 30 35 0 20 40 60 80 100 Buffer OTC mRNA Days Post Induction of Hyperammonemia % S u r v i v a l Control mRNA

.. FORMULATION WELL - TOLERATED IN MULTIPLE SPECIES 13 Rats Non - Human Primates No Statistically Significant Dose - Dependent Increases in Liver Function Tests (LFTs) or Cytokines in Rats or Non - Human Primates LFTs Cytokines Buffer 1 mg/kg 3 mg/kg 5 mg/kg 0 50 100 150 200 A L T ( U / L ) Buffer 1 mg/kg 3 mg/kg 5 mg/kg 0 500 1000 1500 2000 M C P - 1 ( p g / m L ) 0 50 100 150 200 Buffer 0.1 mg/kg 0.3 mg/kg 1 mg/kg ALT (U/L) Pre-dose 1 day 2 days 7 days 0 200 400 600 800 1000 Buffer 0.1 mg/kg 0.3 mg/kg 1 mg/kg Cytokines ( pg /mL) IP-10 IL-6 TNF - α IFN - γ IL-12 mRNA Dose mRNA Dose

PRX-OTC EXPECTED TO SHOW CLINICAL POC IN 2018

Lower Clinical Development Risk	***Expedited Development***	***Fast Endpoints***
Simple mechanism; rare disease drugs have a higher rate of success in clinical trials	Phase 1 in healthy volunteers is generally not necessary in rare disease	24h ammonia is approvable endpoint; ~12 patients in 2a/2b trial

PROGRAM	LEAD OPTIMIZATION	PRECLINICAL	IND-ENABLING	PHASE 2a/2b	PHASE 3
PRX-OTC Ornithine Transcarbamylase Deficiency				IND Filing Expected 2018 Data Expected 2H 2018	
PRX-ASL Argininosuccinate Lyase Deficiency					
PRX-ASS1 Argininosuccinate Synthase 1 Deficiency					

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Unlocking the value of mRNA
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.. PRX - OTC DEVELOPMENT 15

.. PRX - OTC DEVELOPMENT IS ON TRACK • Successful pre - IND meeting (FDA) and scientific advice process (EMA) • Orphan drug status has been granted in the U.S. and EU • Substantial progress made with CMOs to scale up manufacture of PRX - OTC • Dose range finding studies – Planned for 1H 2018 • IND enabling GLP toxicology – Planned for 2018 • IND filing – Planned submission 2018 • Clinical trial expected to begin patient enrollment in 2H 2018 – Single - dose phase – Multiple - dose phase 16

SINGLE 2a/b TRIAL DESIGN HAS FAST ENDPOINTS

Phase 2a

- Single Dose
- Adult and Pediatric OTCD Patients
- Multi-Center at UCDC sites
- ~12 patients

Phase 2b

- Multiple Dose
- Same patients

OTCD Patients On Scavenger >2 years old → 1.0 mg/kg mRNA / 0.3 mg/kg mRNA / 0.1 mg/kg mRNA → Identify OBD; Select Dosing Interval → ~12 Patients Receive 4 Repeat Doses at OBD

Phase 2a endpoints:

- Safety
- Blood ammonia (24h)
- Ureagenesis (2h)

Phase 2b endpoints:

- Safety
- Blood ammonia (24h)
- Ureagenesis (2h)

OBD, Optimum Biologic Dose

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Unlocking the value of mRNA

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.. MARKET OPPORTUNITY 18

.. UCD MARKET IS ANALOGOUS TO THE EXISTING ERT MARKET 19 UCD i - ERT market opportunity is completely untapped… DISEASE INCIDENCE DRUG COMPANY STATUS OTC Deficiency 1/56,500 PRX - OTC PhaseRx Pre - commercial ASL Deficiency 1/218,750 PRX - ASL PhaseRx Pre - commercial ASS1 Deficiency 1/250,000 PRX - ASS1 PhaseRx Pre - commercial DISEASE INCIDENCE DRUG COMPANY 2016 SALES Gaucher’s 1/60,000 Cerezyme, Vpriv Sanofi, Shire $1.2B w/w Pompe 1/40,000 - 1/100,000 Myozyme Sanofi $0.8B w/w Fabry 1/50,000 - 1/117,000 Fabrazyme, Replagal Sanofi, Shire $ 1.2B w/w MPS VI 1/250,000 - 1/600,000 Naglazyme Biomarin $0.3B w/w … and analogous to the growing $4.8B conventional ERT market:

EXPENSIVE SCAVENGERS DO NOT CORRECT THE UCDs

- Current disease management requires ammonia scavengers and adherence to protein-restricted, unpalatable diet
  - Hyperammonemic crises still occur
- Even under controlled clinical trial conditions of a clinical trial:
  - 25% of pediatric subjects on Ravicti had hyperammonemic crises during the 12 month pivotal study[1]
  - Two thirds of adult patients on Ravicti with high ammonia levels at the start of the P2 trial still had high ammonia levels at the end[2]
- Ravicti
  - Among the most expensive drugs in the U.S.
  - ≥ $560k / patient / year[3]
  - 2017 projected U.S. sales $176M based on 1Q 17 sales[4]

BUPHENYL®
(sodium phenylbutyrate)
Tablets and Powder

40 LARGE TABLETS per day, bad odor

RAVICTI®
(glycerol phenylbutyrate) Oral Liquid
Rethink potential.

Oral liquid 3x per day

AMMONUL®
(sodium phenylacetate and sodium benzoate) Injection

IV scavenger given in ICU/PICU

[1]Berry et al 2014 Mol Genet Metab. 112(1):17-24
[2]Lee et al 2010 Mol Genet Metab. 100(3):221-8
[3] https://endpts.com/the-new-top-10-most-expensive-drugs-on-the-planet/
[4] http://ir.horizon-pharma.com/releasedetail.cfm?ReleaseID=1025208

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Unlocking the value of mRNA

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OTCD IS A SIGNIFICANT MARKET OPPORTUNITY

- Ornithine Transcarbamylase Deficiency (OTCD) causes high blood ammonia that can result in to ***cumulative and permanent*** brain damage, coma and death
- Current ammonia scavenger therapy (e.g., Ravicti) does not correct the disease – patients still have crises
- PRX-OTC therapy is expected to correct the disease and be a $600M worldwide market opportunity
- With the expected improvement in survival, OTCD market is projected to grow to $930M by 10 years post-launch
- 80% of patients present before age 12 – meeting one of key requirements for rare pediatric disease priority review voucher

Projected OTCD Market Opportunity


Existing Market
$600M
$170M
$203M
$222M
US
EU
ROW
New Patient Market
$330M
$95M
$115M
$122M
US
EU
ROW
Total Future WW Market
$930M
$265M
$318M
$344M
US
EU
ROW

Source: PhaseRx market research based on the number of OTC patients on OTC therapeutics in the US and the relative size of the US and addressable world market population

PhaseRx
Unlocking the value of mRNA

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.. PLATFORM AND CORPORATE DEVELOPMENT 22

.. PRX - ASL: SECOND POC IN PRECLINICAL DISEASE MODEL • ASL deficiency (ASLD) is an autosomal recessive inherited disease causing elevated blood ammonia • Lowering of blood ammonia is also believed to be an approvable endpoint for ASL deficiency • PRX - ASL – S ame Hybrid mRNA Technology – ASL mRNA in place of OTC mRNA • PRX - ASL was evaluated in ASL - deficient mice • PRX - ASL treatment resulted in significant reduction in blood ammonia 23 Urea Cycle Disorders: ASL Deficiency 0 100 200 300 400 500 600 700 Buffer hASL mRNA Normal Mice ASL Deficient Mice Plasma Ammonia (µM)

.. VALIDATED PLATFORM DRIVES PRODUCT OPPORTUNITIES 24 Hybrid mRNA Platform Validation Future Product Opportunities i - ERT Products to Treat: • Organic Acidemias • Glycogen Storage Diseases • Porphyria • Hyperoxalurea • Phenylketonuria • Tyrosinemia • Wilson’s Disease In Vivo Gene Editing: Strong belief technology is enabling for in vivo gene editing PRX - OTC: OTC mRNA PRX - ASL: ASL mRNA 0 100 200 300 400 500 600 700 Buffer hASL mRNA Normal Mice ASL Deficient Mice Plasma Ammonia (µM) 0 50 100 150 200 250 300 350 Buffer OTC mRNA Normal Mice HA spf-ash Mice Plasma Ammonia (µM) Day 14 Day 21 Hyperammonemia Induced spf ash Mice

.. PLATFORM FUELS PARTNERING OPPORTUNITIES 25 Therapeutic Focus • Rare diseases • Patients failed by existing treatments Value to Partners • Correct physiology of devastating diseases • Specific activity in liver and avoiding off - target effects • High levels of expression and activity • Achieving the above with repeat dosing regimens PhaseRx Technology Platform In Vivo Gene Editing mRNA Therapeutics PhaseRx Development Pipeline PRX - ASL PRX - ASS1 PRX - OTC (Post - Value Inflection)

.. PRODUCTS HAVE STRONG PATENT PROTECTION 26 • Initial IP exclusively licensed from the University of Washington and developed internally – Portfolio covers all the world's major pharmaceutical markets – 43 patents issued and over 15 applications pending worldwide PRX - OTC is protected by: • Diblock Polymer family – Issued in 9 territories, pending in 3 more – Provides exclusivity until at least 2029 • Polymer Nanoparticle family – Issued in 5 territories, pending in 1 more – Provides exclusivity until at least 2029 • Hybrid mRNA Technology family – International PCT patent application is pending – Should provide exclusivity until at least 2036 – Includes OTC mRNA +

.. COMPETITIVE LANDSCAPE mRNA • Most mRNA companies are focused on mRNA vaccines, where there is a much lower delivery hurdle • PhaseRx’s success is founded on a world - class team – Deep domain experience in the delivery of nucleic acid therapeutics • We believe Hybrid mRNA Technology has superior delivery performance – High - level, specific expression in the hepatocytes, efficacy, tolerability, and ability to repeat dose Adeno - Associated Virus (AAV) Vectors • AAV therapy is unsuitable for the youngest patients where the need is greatest – E xpression gets extinguished in neonatal animals • AAV is a one - shot opportunity – Dosing cannot currently be metered or repeated • Steroids are used to combat AAV - induced hepatitis which affects a majority of patients – But steroids are contra - indicated in the UCDs 27

.. CORPORATE INFORMATION 28

.. FINANCIAL HIGHLIGHTS 29 1 Based on 10 - Q filing for quarter ended March 31, 2017. PhaseRx , Inc. Exchange / Ticker NASDAQ / PZRX Shares outstanding 11.69 M 1 Market cap ~$ 12M Major institutiona l holders Arch Venture Partners, Versant Ventures, 5AM Ventures Key financials $11.9M cash 1 Institutiona l vs Retail/Insider holdings 6 0% / 40% Fully diluted shares including warrants & option plan 14.57M 1

.. TOP - TIER TEAM WITH DEEP DOMAIN EXPERIENCE 30 MANAGEMENT Robert Overell, Ph.D. President and CEO Michael Houston, Ph.D . Chief Scientific Officer Gordon Brandt, M.D . Chief Medical Officer Helen Tsui, CPA SVP, Principal Accounting Officer Spencer Lemons Head of Business Development Mary Prieve, Ph.D. Vice President, Biology BOARD Steven Gillis, Ph.D., Chairman ARCH Venture Partners Brian Atwood Versant Ventures Michelle Griffin Former Corixa , Trubion CFO/COO Paul Johnson, Ph.D. Cofounder and former CSO Robert Overell, Ph.D. President and CEO Peggy Phillips Former Immunex COO Jack Schmidt, M.D. Former Alnylam CSO

.. NEAR - TERM POTENTIAL MILESTONES 31 EVENT ANTICIPATED TIMING POC in Second Disease Model 2Q 2016 – Achieved Declare Lead Development Candidate 2Q 2016 - Achieved Large Animal Tolerability Study 4Q 2016 - Achieved U.S. Orphan Drug Designation – PRX - OTC 4Q 2016 - Achieved E.U. Orphan Drug Designation – PRX - OTC 2Q 2017 – Achieved Scale - Up Manufacturing 2H 2017 Dose - Range Finding Studies 1H 2018 GLP toxicology 2018 GMP Manufacturing 2018 File IND with FDA 2018 Phase 2a Single - dose Safety and Efficacy Data 2H 2018 Phase 2b Repeat - dose Safety and Efficacy Data 2019 Corporate Partnership (s) Discussions Ongoing

.. INVESTMENT SUMMARY - NASDAQ:PZRX • mRNA drugs for life - threatening inherited liver diseases in children • C linical POC with an approvable endpoint expected next year 32 Focus • Model: Enzyme replacement therapy, or ERT ( Genzyme/ BioMarin ) • Intracellular ERT, or i - ERT: effective inside the diseased cell • Proprietary technology delivers mRNA which re - programs the liver cells to make the missing enzyme • Lead product is PRX - OTC to treat Orthinine Transcarbamylase Deficiency (OTCD): high blood ammonia causes cumulative and permanent brain damage, coma and death • 100 % disease correction in well - accepted preclinical model • Platform can be utilized to generate multiple i - ERT rare disease therapies, which PhaseRx can develop on its own or partner Opportunity Products

Unlocking the value of mRNA™ ® Investor Contact: Robert W. Overell, President and CEO robert@phaserx.com

.. BACKUP SLIDES 34

.. SAFETY STUDY IN NON - HUMAN PRIMATES • Study Design – Single - dose study in cynomolgus monkeys (N=3/group) – Hybrid mRNA Technology formulated with human EPO (hEPO) mRNA – Endpoints: safety and EPO expression • Results – Dose responsive increase in blood EPO levels from 0.1 to 1 mg/kg mRNA – No noteworthy changes in serum chemistry, hematology, or cytokines • Conclusion – Hybrid mRNA Technology showed very good expression and tolerability in this large animal study 35 0 50 100 150 200 250 300 350 Buffer 0.1 mg/kg 0.3 mg/kg 1 mg/kg ng/mL hEPO Protein Levels 2 h 6 h 12h 24 h 48 h 72 h * * * No 12 h data 0 50 100 150 200 Buffer 0.1 mg/kg 0.3 mg/kg 1 mg/kg U/L ALT Levels Pre-dose 1 day 2 days 7 days hEPO mRNA Dose 0 200 400 600 800 1000 Buffer 0.1 mg/kg 0.3 mg/kg 1 mg/kg pg/mL Cytokines 6 Hours Post - Dose IP-10 IL-6 TNF - α IFN - γ IL-12

.. PRX - OTC: PHASE 2 a /2 b CLINICAL DEVELOPMENT • Phase 2a: Administer single dose on Day 1. Observe safety and measure duration and degree of urea production and ammonia reduction. • Phase 2b: 4 weekly doses at the optimal biological dose . Observe safety and measure duration and degree of urea production and ammonia reduction. 36

.. OTC DEFICIENCY – DIAGNOSIS AND PROGRESSION • Ornithine transcarbamylase deficiency (OTCD) - 1/56,500 incidence, no ethnicity or geography spared • Awareness, diagnosis and survival rates expected to improve if corrective therapy available • Presents as a calamity at birth with vomiting, followed by seizure, coma and death if not treated • Most patients present by age 12 with toxic ammonia crises • Patients are at constant risk of ammonia toxicity, which causes cumulative and permanent neurologic impairment 0 10 20 30 40 50 60 0-30d 31d-2y 2-12 y >12 y Percent of patients Age at First OCTD Diagnosis male female Source: Summar et al., 2008 Acta Paediatr. 97:1420 - 25 Enns et al., 2007 NEJM 356: 2282 - 92 37